PARTICIPATION AGREEMENT

Date:_________________

This Participation Agreement is by and between ______________, hereinafter referred to as the “Participant”, and __________________, hereinafter referred to as “the “__________”, together referred to as the “Parties”.

Purpose of the Venture (Venture): The purpose of the Venture is to provide the investment funds to ______________________Venture, managed by _________________________), a subsidiary of __________, for the leasing of mineral interest acreage to be sold to Santa Fe Land, LLC (SFL), to become a wholly owned subsidiary of Santa Fe Petroleum, Inc. Public (Santa Fe), for the drilling of primarily oil well prospects. Expenses involved in the leasing process may include but not be limited to mineral interest lease bonus per acre, land man services, attorney fees for title review, curative, title certification, administrative expenses, etc.(Costs).

Area of Interest: This Participation Agreement is primarily for mineral interest leases in, but not limited to, ___________________, Texas, being the primary focus area of the new Public Santa Fe Petroleum, Inc.’s (Santa Fe) ____________________ oil drilling projects.

Participation Fee: The Participation Fee to be paid to the Participant is a 50% return on investment as defined in the “Part 2” paragraph.

Santa Fe Petroleum, Inc. Public (Santa Fe) Structure: Santa Fe Operating, Inc. (SFO) is currently in the process of raising funds for the purpose of performing a reverse merger for Santa Fe to become public. Upon the completion of the Reverse Merger, both SFO and SFL will become wholly owned subsidiaries of Santa Fe.

Lease Purchase Agreement Arrangement: _____________________ plans to execute a separate Lease Purchase Agreement to sell all mineral interest leases purchased in the _____________ venture to SFL. It is agreed that the sale of the leases may be on a terms basis, and that ______________will make every effort to insure that the net profits funded meet the capital gains tax requirements, however, ______________ can give no assurance that the transaction will meet the capital gains tax requirement.

Stock Purchase and Usage of Funds Description:

Part 1. Stock Purchase, Initiation and Completion: The Participant is hereby delivering an executed Stock Purchase (SP) Agreement with _____________________ in the amount ___________, along with this Participation Agreement. The Completion of the Stock Purchase is effective simultaneously with the closing of the public shell purchase (Shell Purchase) by SFO creating Santa Fe Petroleum, Inc. (Public).

Part 2. Usage of Stock Purchase Funds Prior to Completion of the Shell Purchase: It is hereby agreed and approved by the Participant that ______can use the SP funds prior to the Completion of the Shell Purchase as investment funds in the ________________________Venture. The Venture’s objective is for the purchase of mineral interest leases and/or the leasing of mineral interests in the primary Area of Interest described above.

For this approval, a Participation Fe of 50% annualized return on the SP investment amount is to be paid to the Participant from the sale of the acreage leases to any purchaser by _______________ Venture over approximately the next two years as described in the _________________Venture Offering.

Sale Termination: Should the Sale to SFL be terminated:

The following two options exist:

1. Should the leases be sold to a third party the first amount equal to the 50% annualized return on investment of the net profits if any, will be funded to the Participants. The balance of net profits, should there be any excess after the Participants return on investment is paid, shall be split 50% to the Participants and 50% to ___________________________.

2. The Venture may find other investment sources and move ahead with the drilling of the project whereby all of the terms of participation by the Participants shall apply.

Should the Reverse Merger or an IPO not occur: Should the reverse merger or an IPO not occur for any reason, ________________ Venture may, at its sole discretion, terminate the Lease Purchase Agreement with SFL per its terms, and proceed per the Sale Termination paragraph above.

Net Profit is defined as follows: Proceeds from the sale of mineral interest acreage leases and/or its reserves less all associated costs of purchase and resale including but not limited to mineral interest lease bonus per acre, land man services, attorney fees, curative, title certification, administrative expenses, sale fees, closing costs, administrative, etc.

This Agreement shall be governed by and construed under the laws of the State of Texas. It is further agreed that any dispute(s) arising from this Participation Agreement shall be settled by an Arbitrator and each party to this Agreement hereby accepts the Arbitrators decision.

This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and/or assigns.

IN WITNESS HERETO, the duly authorized representatives of the Parties have caused this Agreement to be executed as of this date first above written.

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